Exhibit 99.1
FOR IMMEDIATE RELEASE
JONES SODA CO. REPORTS FIRST QUARTER 2009 RESULTS
Seattle, WA — May 7, 2009 — Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the quarter ended March 31, 2009.
First Quarter Summary — Comparison of Quarters ended March 31, 2009 and March 31, 2008
•	Revenue decreased 25% to $7.1 million compared to $9.4 million in the first quarter of 2008. The decrease in revenue was primarily attributable to the discontinuance of the Jones Soda glass bottles at some of our major retailers in our DTR channel which occurred in 2008 as part of our realigned channel focus on higher margin points of distribution, and to a lesser extent, reduced demand that we believe resulted in large part from the impact of the economic downturn on consumer spending levels.
•	Promotion allowances and slotting fees increased slightly to $1.1 million compared to $951,000 in the corresponding quarter of 2008.

•	Although finished product case sales declined 30% to 539,300 cases in the first quarter compared to the same period in 2008, the decrease was partially offset by the February 2009 launch of Jones GABA, which contributed 29,800 cases for the quarter.
•	Gross profit as a percentage of revenue remained flat at 20%, driven by the product launch of our higher margin Jones GABA product offset by a decline in total revenue as a result of lower case sales of our core product, Jones Soda glass bottles.

•	Operating expenses decreased 30%, compared to the corresponding period a year ago, due primarily to the strategic refocus in the fourth quarter of 2008 which resulted in a reduction in force that reduced salaries and benefits expense, as well as cost containment measures that reduced marketing and promotional expense.

•	Net loss of $2.6 million, or ($0.10) per share, for the quarter improved by 33% over the first quarter 2008 net loss of $3.9 million, or ($0.15) per share.
Joth Ricci, President & Chief Executive Officer, stated, “Our first quarter results reflect the challenging economic environment and our ongoing transition to a leaner organization as we continue to make adjustments to manage bottom-line improvement. We had planned case sales to be down versus a year ago as we continue to realign our distribution and focus more resources on a higher margin, single serve strategy for our product portfolio. Accordingly, we continued to right-size our infrastructure and effectively controlled spending, evidenced by the 30% reduction in operating expenses versus a year ago. This allowed us to lower our net loss both on a sequential and year-over-year basis and we remain on track to deliver continued bottom line improvement throughout 2009.”
Balance Sheet
As of March 31, 2009, we had cash, cash-equivalents and short-term investments of approximately $8.2 million, working capital of $14.4 million and no debt. The change in our cash, cash-equivalent, and short-

term investments from December 31, 2008, reflects the shift of a $1.2 million inventory purchase of GABA as part of our amended Pharma GABA supply agreement from the fourth quarter of 2008 into the first quarter of 2009, of which $1.0 million is recorded to other assets. We expect future GABA inventory purchases to be at significantly reduced levels. We intend to continually monitor and adjust our business plan as necessary to respond to developments in our business, our markets and the broader economy and intend to take action if necessary including further cost reductions in sales, marketing and general and administrative areas, in order to protect and preserve our cash position.
As of March 31, 2009, we had inventories of $4.9 million compared to $5.7 million as of March 31, 2008. We are comfortable with the level and mix of our inventories as we head into the summer selling season.
Mr. Ricci, concluded, “The current economic conditions continue to create a challenging selling environment and have made forecasting demand much more difficult. Our transition to a leaner, more flexible organization over the past 12 months is allowing us to react quicker to changes in the marketplace and drive higher productivity on lower case volumes. Until visibility improves, our focus will be on cash preservation, strengthening our balance sheet and managing expenses, while at the same time selectively pursuing growth opportunities that fit our margin targets. We believe our business plan is sound and that we have the right people and systems in place to achieve our near-term objectives and return greater shareholder value over the long-term.”
Conference Call
The Company will discuss its results for the quarter ended March 31, 2009 and its business outlook on its scheduled conference call today, May 7, 2009 at 1:30 p.m., Pacific time (4:30 p.m. ET). The live web cast of the conference call can be accessed from the Investor Relations section of the Jones Soda Web site at www.jonessoda.com. The replay will be available starting three hours after the call and remain in effect until June 2010.
About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda, Jones 24C, Jones GABA, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.
Forward-Looking Statements Disclosure
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding regarding our expectations regarding GABA inventory purchases. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda’s actual results include, among others, its inability to establish distribution arrangements directly with retailers or with independent distributors, its inability to successfully implement its launch of Jones GABA or the failure of this product to gain market acceptance, its inability to maintain relationships with its co-packers, its inability to maintain a consistent and cost-effective supply of raw materials, its inability to receive returns on its trade spending and slotting fee expenditures, its inability to maintain brand image and product quality, its inability to protect its intellectual property, the impact of current and future litigation, the impact of the global economic crisis, its inability to develop new products to satisfy customer preferences and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda’s financial results is included in Jones Soda’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed in 2009 with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
For further information, contact:
Jonathan J. Ricci, Chief Executive Officer, Jones Soda Co.
(206) 624-3357 or jricci@jonessoda.com
Michael R. O’Brien, Chief Financial Officer, Jones Soda Co.
(206) 624-3357 or mobrien@jonessoda.com
Chad Jacobs / Brendon Frey, ICR, Inc.
(203) 682-8200 or Chad.jacobs@icrinc.com / Brendon.frey@icrinc.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share data)
(Unaudited — $US)

	Three Months Ended March 31,
	2009	2008
Revenue	$7,071	$9,418
Cost of goods sold	5,626	7,496

Gross profit	1,445	1,922

Gross profit %	20.4%	20.4%

Licensing revenue	28	51

Operating expenses:
Promotion and selling	2,320	3,002
General and administrative	1,802	2,860

	4,122	5,862

Loss from operations	(2,649)	(3,889)

Other income, net:	21	148

Loss before income tax	(2,628)	(3,741)
Income tax benefit (expense):
Current	27	(112)
Deferred	—	—

	27	(112)

Net loss	$(2,601)	$(3,853)

Net loss per share, basic and diluted	$(0.10)	$(0.15)

Weighted average common shares outstanding:
Basic and diluted	26,456,594	26,266,011

	Three Months Ended March 31,
	2009	2008
288-ounce equivalent case sales:
Finished products case sales	539,300	765,700
Concentrate case sales	163,300	35,200

Total case sales	702,600	800,900

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
($US)

	March 31, 2009
	(Unaudited)	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$7,304	$11,736
Short-term investments	894	890
Accounts receivable	3,625	2,428
Inventory	4,889	5,654
Prepaid expenses and other current assets	1,490	1,410

Total current assets	18,202	22,118
Deferred income tax asset	95	98
Other assets	1,018	—
Fixed assets	1,884	2,099

Total assets	$21,199	$24,315

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,498	$1,469
Accrued liabilities	2,137	2,788
Taxes payable	14	34
Capital lease obligations, current portion	156	153

Total current liabilities	3,805	4,444
Capital lease obligations	281	321
Long term liabilities — other	67	75

Commitments and contingencies
Shareholders’ equity
Common stock no par value:
Authorized: 100,000,000
Issued and outstanding: 26,454,592 and 26,460,409 shares, respectively.	43,925	43,924
Additional paid-in capital	5,339	5,044
Accumulated other comprehensive (loss) income	(203)	(79)
Accumulated deficit	(32,015)	(29,414)

Total shareholders’ equity	17,046	19,475

Total liabilities and shareholders’ equity	$21,199	$24,315